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Exhibit 10.8

SHARED SERVICES AGREEMENT

        This agreement (the "Agreement") is dated the 26th day of January 2005, by and between Osmotics Corporation ("Osmotics") and Osmotics Pharma, Inc. ("OPI"), a 98% owned subsidiary of Osmotics.

RECITALS

        WHEREAS, on January 24, 2005, the Board of Directors approved a series of agreements and transactions to allow for OPI to be merged with OnSource Corporation ("OnSource"); and

        WHEREAS, in connection with the OnSource merger, certain individuals who were officers of Osmotics will resign their positions with Osmotics and become full time employees of OPI; and

        WHEREAS, OPI currently does not employ certain back-office and administrative personnel and resources necessary to operate the business on a stand alone basis; and

        WHEREAS, Osmotics and OPI consider it to be in the mutual best interest of each respective company for Osmotics to provide OPI with certain back-office and administrative personnel and resources.

        NOW THEREFORE, Osmotics agrees to provide the following monthly services to OPI under the following terms and conditions.

        Office Space—Osmotics will allocate space at its corporate headquarters located at 1444 Wazee St., Denver, CO for use by OPI. Such space shall consist of offices for the CEO and CFO of OPI.

        Administrative Personnel—Osmotics will provide accounting, payroll, and human resource services to OPI on an as needed basis. It is the expectation of both parties that the amount of time required by the responsible individuals will represent less than 10% of their respective time on a monthly basis. Additionally, the Osmotics receptionist will provide services typically rendered by such position to OPI.

        Telecom—Osmotics will make available local telephone, long distance telephone and Internet access for the OPI employees located at the Osmotics facility.

        Systems—Osmotics will provide and maintain access to its accounting and email systems for the benefit of OPI.

        Charges—Both parties agree that $5,000 per month is fair value for the services being provided by Osmotics to OPI. Payment for such services shall be made in advance by the 5th of the month.

        Term—This Agreement shall terminate on December 31, 2005 unless extended by the mutual agreement of both parties.

        OPI Executive Services—Both parties anticipate that from time to time, the executives of OPI may be requested by Osmotics to attend to certain business activities of Osmotics. OPI agrees to allow its executives to work on behalf of Osmotics on an as requested basis. On a monthly basis, OPI executives shall track the amount of time spent working on behalf of Osmotics, if any, and OPI shall calculate the monthly charge to Osmotics by multiplying the number of hours worked by the hourly wage of such executive, including payroll taxes. Such amount shall be deducted from the monthly charge owed by OPI to Osmotics for the services contemplated in this Agreement.

Osmotics Corporation by:	Osmotics Pharma, Inc. by:
/s/ FRANCINE PORTER Francine Porter, CEO	/s/ STEVEN PORTER Steven Porter, CEO

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SHARED SERVICES AGREEMENT